NEW JERSEY BOARD OF PUBLIC UTILITIES

APPROVES MIDDLESEX WATER RATE REQUEST

ISELIN, NJ (August 19, 2015) Middlesex Water Company (NASDAQ:MSEX) announced the New Jersey Board of Public Utilities (BPU) has approved a $5.0 million increase in base water rates to its customers located in central New Jersey, effective August 29, 2015, reflecting an overall revenue increase of approximately 7.11%. In its original petition filed with the BPU in April 2015, Middlesex sought an increase in base rates of $9.5 million, or approximately 13.5%, to recover costs of increases in chemicals, fuel, electricity, technology, taxes, labor, benefits and other factors impacting operating income.

The new rates are designed to allow for a 6.73% overall rate of return on invested capital on rate base of $219.0 million. The return on equity portion of the rate of return was set at 9.75%.

“We strive to manage costs to maintain reasonable rates for our customers while making the necessary investments in drinking water infrastructure to deliver the safe, adequate and proper water service our customers require in their everyday lives. While the rate approved is below our initial filing request, an accelerated timetable, combined with overall improved economic conditions during the test period used for ratemaking purposes, has enabled us to work with the BPU staff, the Division of Rate Counsel and other intervening parties in negotiating a positive outcome,” said Dennis W. Doll, Middlesex Water President and CEO.

Middlesex Water Company’s largest New Jersey utility (the Middlesex system), organized in 1897, presently serves approximately 60,000 retail customers in the Townships of Woodbridge, Edison, the Borough of South Plainfield, Carteret, Metuchen, the City of South Amboy, and the Township of Clark. The Company serves a significant population through wholesale contracts with the Boroughs of Highland Park, the Old Bridge Municipal Utilities Authority, Marlboro Township and the Townships of East Brunswick and Rahway. Middlesex Water operates and maintains over 740 miles of water main, as well as water production and storage facilities in eastern Middlesex County, New Jersey.

For additional information regarding Middlesex Water Company, visit the Company’s web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

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Contact: Bernadette Sohler, Vice President – Corporate Affairs Middlesex Water Company (732) 638-7549